Exhibit 99.1

DuPont Reports Fourth Quarter and Full Year 2021 Results
Announces 10 Percent Increase to First Quarter Regular Dividend and Board Approval of $1.0 Billion Share Buyback Program
•4Q21 Net Sales of $4.3 billion, up 14 percent; organic sales up 13 percent versus year-ago period
•4Q21 GAAP Income from continuing operations of $266 million; operating EBITDA of $973 million
•4Q21 GAAP EPS from continuing operations of $0.47; adjusted EPS of $1.08
•Full year 2021 Net Sales of $16.7 billion, up 16 percent; organic sales up 14 percent
•Full year 2021 GAAP Income from continuing operations of $1.8 billion; operating EBITDA of $4.2 billion up 21 percent
•Full year 2021 GAAP EPS from continuing operations of $3.23; adjusted EPS of $4.30
•More than $2.7 billion of capital returned to shareholders during 2021 through $2.1 billion of share repurchases and $0.6 billion in dividends
•Declares first quarter dividend of $0.33 per share; a 10 percent per share increase to regular quarterly dividend
•Announces Board approval of new $1.0 billion share buyback program expiring March 2023
•Issues 2022 guidance; full year 2022 adjusted EPS expected to be in the range of $4.60 to $4.90 per share, an increase of 10 percent versus 2021 at the mid-point of the range
WILMINGTON, Del., February 8, 2022 - DuPont (NYSE: DD) today announced financial results for the fourth quarter and full year 2021.
“Our fourth quarter financial results reflect a disciplined focus on pricing actions and operational excellence in a sustained environment of unprecedented global supply chain challenges and rising inflation,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Sustained strong demand in key end-markets such as electronics and water, along with our continued ability to offset raw material inflation with price, were critical to our fourth quarter results. The leading market positions we hold globally, as well as our focus on execution, has led to sales and earnings growth throughout the year and will be key to our success in 2022.”
“In addition to delivering strong financial performance, we advanced a number of strategic priorities in 2021," Breen continued. “With our acquisition of Laird Performance Materials, definitive agreement to acquire Rogers Corporation(1) and intent to divest a substantial portion of the Mobility & Materials segment(2), we are advancing our position as a premier multi-industrial company and are focusing our portfolio around key growth pillars – electronics, water, protection, industrial technologies and next-generation automotive. We expect these steps will provide high-growth, high-value opportunities in sectors with long-term secular trends.”
“For the year, we returned more than $2.7 billion of capital to shareholders through share repurchases and dividends and de-levered our balance sheet with a $5 billion reduction in long-term debt. These actions, combined with our intent to complete the $375 million remaining under our current share buyback authorization and announcements today of a new $1.0 billion share buyback program and a 10 percent per share increase in our regular quarterly dividend(3), further illustrate our commitment to a balanced capital allocation approach and value creation for our shareholders.”
Fourth Quarter 2021 Results
Net sales totaled $4.3 billion, up 14 percent versus the year-ago period and up 13 percent on an organic(4) basis, including double-digit organic growth across all four regions and high single-digit to double-digit organic growth in all three reporting segments. Organic sales growth in the quarter includes a

(1) On November 2, 2021 DuPont announced it had entered a definitive agreement to acquire Rogers Corporation (NYSE: ROG). The transaction is subject to regulatory approvals and customary closing conditions.
(2) On November 2, 2021 DuPont announced that it has initiated a divestiture process related to a substantial portion of its Mobility & Materials segment. The outcome of which, including the entry into a definitive agreement, is subject to approval by the DuPont Board of Directors.
(3) Future dividends are at the discretion of the DuPont Board of Directors.
(4) Adjusted EPS, operating EBITDA, organic sales, free cash flow and free cash flow conversion are non-GAAP measures. See page 7 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 12 of this communication.

7 percent increase in price and a 6 percent increase in volume. The local price increase primarily reflects actions taken to offset higher raw material costs. Volume growth reflects a continuation of strong global demand in key areas such as semiconductors and water, along with continued improvement in industrial end-markets which were adversely impacted by the COVID-19 pandemic in the year-ago period.
GAAP EPS from continuing operations totaled $0.47 on GAAP income from continuing operations of $266 million, versus GAAP EPS from continuing operations of $0.60 on GAAP income from continuing operations of $447 million in the year-ago period. The decline was driven by headwinds associated with significant items(4), primarily the absence of a favorable income tax benefit recognized in prior year and higher transaction-related expenses, which more than offset a lower share count and higher segment earnings.
Operating EBITDA(4) was $973 million, up 5 percent versus the year-ago period as pricing actions, volume gains and earnings associated with the July 1, 2021 acquisition of Laird Performance Materials more than offset higher raw material and logistics costs. Operating EBITDA margin was negatively impacted by higher raw material and logistics costs. Adjusted EPS(4) was $1.08, up 54% from the year-ago period due primarily to a lower share count and higher segment results.
Operating cash flow in the quarter of $621 million and capital expenditures of $184 million resulted in adjusted free cash flow conversion(4) of 100 percent.
Full Year 2021 Results
Full year net sales totaled $16.7 billion, up 16 percent versus prior year and up 14 percent on an organic(4) basis, including double-digit organic growth across all four regions and in all three reporting segments. Organic sales growth for the year includes a 10 percent increase in volume and a 4 percent increase in price. Volume growth reflects robust global customer demand throughout the year in secular growth areas such as electronics and water, along with recovery in end-markets adversely impacted by the COVID-19 pandemic in the year-ago period such as automotive, construction and industrial. The local price increase primarily reflects actions taken to offset higher raw material costs.
Full year GAAP EPS from continuing operations totaled $3.23 on GAAP income from continuing operations of $1.8 billion, versus GAAP EPS from continuing operations of $(3.31) on GAAP loss from continuing operations of $(2.4) billion in the prior year. The improvement was driven by lower net charges associated with significant items(4), primarily the absence of goodwill and other asset impairment charges recorded in the prior year, along with a lower share count, higher segment earnings and lower interest expense.
Full year operating EBITDA(4) was $4.2 billion, up 21 percent versus prior year. Volume gains, pricing actions and the absence of charges incurred in the prior year associated with temporarily idled facilities more than offset higher raw material and logistics costs and drove operating EBITDA margin expansion of 100 basis points. Adjusted EPS(4) was $4.30, up 95% from prior year due primarily to a lower share count, higher segment results and lower interest expense.
Operating cash flow for the year of $2.3 billion and capital expenditures of $0.9 billion resulted in free cash flow of $1.4 billion. Adjusted free cash flow conversion(4) for the year of 66 percent was negatively impacted by higher inventories put in place to navigate the strong demand environment amid tight supply chain conditions.

Quarterly Dividend
The Company today announced that its Board of Directors has declared a first quarter dividend of $0.33 per share on its outstanding common stock, representing a 10 percent increase to its regular quarterly dividend(3), payable March 15, 2022, to holders of record at the close of business on February 28, 2022.

Share Buyback Program
The Company today announced that its Board of Directors authorized a new $1.0 billion share buyback program which expires on March 31, 2023. This new authorization enables the Company to repurchase shares following the Company’s expected completion of the remaining $375 million in repurchases under its existing share buyback program in first quarter 2022 ahead of the program’s expiration on June 30, 2022. The tenor and size of the new program demonstrates the Company’s continued commitment to return value to shareholders within the framework of its balanced capital allocation policy.
The actual timing and manner, which may include open-market purchases or privately negotiated transactions, as well as the number and value of shares repurchased under these programs will be determined by senior management at its discretion depending on a number of factors, including the market price of DuPont common stock, general market and economic conditions, applicable requirements and other business considerations.

Fourth Quarter and Full Year 2021 Segment Highlights
Electronics & Industrial
Electronics & Industrial reported fourth quarter net sales of $1.5 billion, up 19 percent from the year-ago period. Volume gains delivered 9 percent organic sales growth. The July 1, 2021 acquisition of Laird Performance Materials increased net sales by 10 percent during the quarter.
Volume growth was led by Semiconductor Technologies with gains of more than 20 percent. Continued demand strength was driven by the on-going transition to more advanced technologies and growth in high-performance computing and 5G communications. Within Industrial Solutions, mid-teens volume growth primarily reflects ongoing strength for Kalrez® and Vespel® offerings within electronics and industrial markets. As expected, organic sales for Interconnect Solutions were down versus the year-ago period reflecting the anticipated impact of the shift in demand related to premium next-generation smartphones to the first half of 2021, along with softness in automotive end-markets due to supply chain constraints, primarily the semiconductor chip shortage.
Fourth quarter operating EBITDA for the segment was $423 million, an increase of 10 percent from operating EBITDA of $384 million in the year-ago period. Volume gains and earnings associated with Laird Performance Materials more than offset raw material and logistics headwinds, along with costs associated with the initial start-up of the Kapton® expansion.
For the year, Electronics & Industrial net sales of $5.6 billion were up 19 percent as reported and 12 percent on an organic basis, driven by higher volume. Organic sales growth reflects mid-teens gains in both Semiconductor Technologies and Industrial Solutions and mid-single-digit gains in Interconnect Solutions. Operating EBITDA for the segment of $1.8 billion was up 20 percent from the year-ago period driven by volume gains and earnings associated with Laird Performance Materials.

Water & Protection
Water & Protection reported fourth quarter net sales of $1.4 billion, up 16 percent from the year-ago period. Organic sales were up 17 percent on a 12 percent increase in volume and a 5 percent increase in price. Currency was a 1 percent headwind.
Sales gains versus the year-ago period were led by high-teens organic sales growth in Safety Solutions as continued recovery in industrial end-markets resulted in significant volume improvement for aramid fibers, coupled with pricing gains. Within Water Solutions, high-teens organic sales growth reflects strong global demand for water technologies, primarily in industrial and desalination markets. Within Shelter Solutions, mid-teens organic sales growth reflects pricing actions and volume growth related to both North American residential construction and the continued recovery in commercial construction led by demand for solid surfaces.

Operating EBITDA for the segment was $325 million, an increase of 7 percent compared to operating EBITDA of $303 million in the year-ago period as volume growth and pricing actions more than offset higher raw material and logistics costs.
For the year, Water & Protection net sales of $5.6 billion were up 11 percent as reported and 10 percent on an organic basis. Organic sales growth reflects 8 percent volume improvement and a 2 percent increase in price. Sales gains reflect low double-digit organic growth in both Safety Solutions and Shelter Solutions, along with mid-single-digit organic sales growth in Water Solutions. Operating EBITDA for the segment of $1.4 billion was up 5 percent from the year-ago period as volume gains and pricing actions more than offset higher raw material and logistics costs.

Mobility & Materials
Mobility & Materials reported fourth quarter net sales of $1.3 billion, up 12 percent from the year-ago period. Organic sales were up 13 percent on a 16 percent increase in price offset slightly by a 3 percent decline in volume. Currency was a 1 percent headwind.
The local price increase of 16 percent was broad-based across the segment and primarily reflects actions taken to offset raw material costs. Volume declines reflect softness in global auto production due to supply chain constraints, primarily the semiconductor chip shortage.
Operating EBITDA for the segment was $230 million, a decline of 3 percent compared to operating EBITDA of $236 million in the year-ago period as net pricing gains were more than offset by lower equity earnings due to higher natural gas costs.
For the year, Mobility & Materials net sales of $5.0 billion were up 26 percent as reported and 24 percent on an organic basis. Organic sales growth reflects 12 percent volume improvement and a 12 percent increase in price. Volume improvement reflects broad-based demand strength across the segment driven primarily by the ongoing recovery in the global automotive market. The local price increase reflects actions taken to offset higher raw material costs and metals pricing. Operating EBITDA for the segment of $1.1 billion was up 84 percent from the year-ago period on higher volumes, net pricing gains and the absence of charges incurred in the prior year associated with temporarily idled facilities.

Outlook
“For 2022 we expect net sales between $17.4 and $17.8 billion and operating EBITDA between $4.3 and $4.5 billion, an increase of 6 percent at the mid-point versus 2021, with top-line volume growth and pricing gains more than offsetting year-over-year raw material and logistics costs increases,” said Lori Koch, Chief Financial Officer of DuPont. “Our outlook for full year adjusted EPS is in the range of $4.60 to $4.90 per share, an increase of 10 percent at the mid-point versus 2021.”
“For the first quarter of 2022, we expect net sales between $4.2 and $4.3 billion, operating EBITDA between $940 and $980 million, and adjusted EPS in the range of $0.94 to $1.00 per share,” Koch continued. “Consumer demand remains strong however raw material and logistics cost inflation is expected to continue to impact margins. We expect operating EBITDA margin in first quarter 2022 to be about flat with fourth quarter 2021 with continued improvement throughout 2022 to more normalized levels in the back half of the year.”

Conference Call
The Company will host a live webcast of its fourth quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Patrick Fitzgerald patrick.fitzgerald@dupont.com +1 302-999-6560	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
Effective August 31, 2017, E. I. du Pont de Nemours and Company ("EID") and The Dow Chemical Company ("TDCC") each merged with subsidiaries of DowDuPont Inc. (n/k/a "DuPont”) and, as a result, EID and TDCC became subsidiaries of the Company (the "DWDP Merger"). On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary The Dow Chemical Company (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary E. I. du Pont de Nemours and Company (“EID”), (the “Corteva Distribution" and together with the Dow Distribution, the “DWDP Distributions”).

On February 1, 2021, the Company completed the divestiture of the Nutrition & Biosciences (“N&B”) business to International Flavors & Fragrance Inc. (“IFF”) in a Reverse Morris Trust transaction (the “N&B Transaction”) that resulted in IFF issuing shares to DuPont stockholders. The results of operations of DuPont for all periods presented reflect the historical financial results of N&B as discontinued operations, as applicable. The cash flows related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows for the applicable periods.

In addition, the Company includes in discontinued operations activity related to the indemnification obligations pertaining to EID legacy liabilities including eligible PFAS costs under the cost sharing arrangement (the “MOU”) by and between DuPont, Corteva and The Chemours Company.

On July 1, 2021, DuPont completed the previously announced acquisition (the "Laird PM Acquisition") of the Laird Performance Materials business, (“Laird PM”).

On November 2, 2021, DuPont announced it has entered definitive agreements to acquire Rogers Corporation (“Rogers”), (the “Intended Rogers Acquisition”). On January 25, 2022, Rogers shareholders approved the transaction. Closing, is expected by the end of the second quarter 2022, subject to regulatory approvals and customary closing conditions.

On November 2, 2021, DuPont announced that it has initiated a divestiture process (the “In-Scope M&M Divestiture Process”) related to a substantial portion of its Mobility & Materials segment, (the “In-Scope M&M Businesses”). The outcome of which, including the entry into a definitive agreement, is subject to approval of the DuPont Board of Directors.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the timing and outcome of the In-Scope M&M Divestiture Process and the risks, costs and ability to realize benefits from the pursuit of any disposition of the In-Scope M&M Businesses resulting therefrom; (ii) ability to achieve anticipated tax treatments in connection with mergers, acquisitions, divestitures and other portfolio changes actions and impact of changes in relevant tax and other laws; (iii) indemnification of certain legacy liabilities of EID in connection with the Corteva Distribution; (iv) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours; (v) failure to timely close on anticipated terms, realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with mergers, acquisitions, divestitures and other portfolio changes including the Intended Rogers Acquisition (vi) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs , related to operational and supply chain impacts or disruptions, which may result from, among other events, the COVID-19 pandemic and actions in response to it, and geo-political and weather-related events; (vii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; and (viii) other risks to DuPont's business, operations; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 12 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles and the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges. Management estimates amortization expense in 2022 associated with intangibles to be approximately $770 million on a pre-tax basis, or approximately $1.17 per share.
Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Operating EBITDA margin is calculated as operating EBITDA divided by net sales. Operating EBITDA leverage is calculated as the year-over-year percentage change in operating EBITDA divided by the year-over-year percentage change in net sales.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.
Organic Sales is defined as net sales excluding the impacts of currency and portfolio.
Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process. Free cash flow conversion is defined as free cash flow divided by net income adjusted to exclude the after-tax impact of non-cash impairment charges, gains or losses on divestitures, and amortization expense of intangibles.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$4,271	$3,750	$16,653	$14,338
Cost of sales	2,858	2,474	10,803	9,508
Research and development expenses	162	159	618	625
Selling, general and administrative expenses	465	402	1,855	1,701
Amortization of intangibles	195	169	725	696
Restructuring and asset related charges - net	42	45	55	845
Goodwill impairment charges	—	—	—	3,214
Acquisition, integration and separation costs	75	16	133	177
Equity in earnings of nonconsolidated affiliates	18	17	94	187
Sundry income (expense) - net	(7)	36	163	667
Interest expense	135	155	525	672
Income (loss) from continuing operations before income taxes	350	383	2,196	(2,246)
Provision for (benefit from) income taxes on continuing operations	84	(64)	392	160
Income (loss) from continuing operations, net of tax	266	447	1,804	(2,406)
(Loss) income from discontinued operations, net of tax	(40)	(217)	4,711	(517)
Net income (loss)	226	230	6,515	(2,923)
Net income attributable to noncontrolling interests	22	8	48	28
Net income (loss) available for DuPont common stockholders	$204	$222	$6,467	$(2,951)

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$0.47	$0.60	$3.24	$(3.31)
(Loss) earnings per common share from discontinued operations - basic	(0.08)	(0.30)	8.68	(0.70)
Earnings (loss) per common share - basic	$0.40	$0.30	$11.92	$(4.01)
Earnings (loss) per common share from continuing operations - diluted	$0.47	$0.60	$3.23	$(3.31)
(Loss) earnings per common share from discontinued operations - diluted	(0.08)	(0.30)	8.66	(0.70)
Earnings (loss) per common share - diluted	$0.39	$0.30	$11.89	$(4.01)

Weighted-average common shares outstanding - basic	516.1	734.6	542.7	735.5
Weighted-average common shares outstanding - diluted	517.8	735.4	544.2	735.5

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$2,011	$2,544
Accounts and notes receivable - net	2,711	2,421
Inventories	2,862	2,393
Other current assets	236	181
Assets held for sale	245	810
Assets of discontinued operations	—	20,659
Total current assets	8,065	29,008
Property, plant and equipment - net of accumulated depreciation December 31, 2021 - $4,735; December 31, 2020 - $4,256)	6,966	6,867
Other Assets
Goodwill	19,578	18,702
Other intangible assets	8,442	8,072
Restricted cash and cash equivalents	53	6,206
Investments and noncurrent receivables	981	1,047
Deferred income tax assets	143	190
Deferred charges and other assets	1,479	812
Total other assets	30,676	35,029
Total Assets	$45,707	$70,904
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$150	$1
Accounts payable	2,612	2,222
Income taxes payable	278	169
Accrued and other current liabilities	1,197	1,084
Liabilities related to assets held for sale	25	140
Liabilities of discontinued operations	—	8,610
Total current liabilities	4,262	12,226
Long-Term Debt	10,632	15,611
Other Noncurrent Liabilities
Deferred income tax liabilities	1,974	2,053
Pension and other post-employment benefits - noncurrent	852	1,110
Other noncurrent obligations	937	834
Total other noncurrent liabilities	3,763	3,997
Total Liabilities	18,657	31,834
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2021: 511,792,785 shares; 2020: 734,204,054 shares)	5	7
Additional paid-in capital	49,574	50,039
Accumulated deficit	(23,187)	(11,586)
Accumulated other comprehensive income	41	44
Total DuPont stockholders' equity	26,433	38,504
Noncontrolling interests	617	566
Total equity	27,050	39,070
Total Liabilities and Equity	$45,707	$70,904

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Twelve Months Ended December 31,
	2021	2020
Operating Activities
Net income (loss)	$6,515	$(2,923)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,458	3,094
Credit for deferred income tax and other tax related items	(323)	(692)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	9	(87)
Net periodic pension benefit (credit) cost	(1)	37
Pension contributions	(85)	(98)
Net gain on sales and split-offs of assets, businesses and investments	(5,092)	(642)
Restructuring and asset related charges - net	57	849
Goodwill impairment charges	—	3,214
Inventory step-up amortization	12	—
Other net loss	181	175
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(255)	308
Inventories	(537)	570
Accounts payable	317	177
Other assets and liabilities, net	25	113
Cash provided by operating activities	2,281	4,095
Investing Activities
Capital expenditures	(891)	(1,194)
Proceeds from sales of property, businesses, and ownership interests in nonconsolidated affiliates, net of cash divested	797	1,033
Acquisitions of property and businesses, net of cash acquired	(2,346)	(70)
Purchases of investments	(2,001)	(1)
Proceeds from sales and maturities of investments	2,001	1
Other investing activities, net	39	29
Cash used for investing activities	(2,401)	(202)
Financing Activities
Changes in short-term notes payable	150	(1,829)
Proceeds from issuance of long-term debt	—	8,275
Proceeds from issuance of long-term debt transferred to IFF at split-off	1,250	—
Payments on long-term debt	(5,000)	(2,031)
Purchases of common stock	(2,143)	(232)
Proceeds from issuance of Company stock	115	57
Employee taxes paid for share-based payment arrangements	(26)	(15)
Distributions to noncontrolling interests	(41)	(50)
Dividends paid to stockholders	(630)	(882)
Cash transferred to IFF and working capital adjustments	(153)	—
Other financing activities, net	(29)	(55)
Cash (used for) provided by financing activities	(6,507)	3,238
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(72)	67
(Decrease) Increase in cash, cash equivalents and restricted cash	(6,699)	7,198
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	8,767	1,569
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	8	8
Cash, cash equivalents and restricted cash at beginning of period	8,775	1,577
Cash, cash equivalents and restricted cash from continuing operations, end of period	2,076	8,767
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	8
Cash, cash equivalents and restricted cash at end of period	2,076	8,775

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Electronics & Industrial	$1,467	$1,235	$5,554	$4,674
Water & Protection	1,415	1,224	5,552	4,993
Mobility & Materials	1,262	1,128	5,045	4,005
Corporate	127	163	502	666
Total	$4,271	$3,750	$16,653	$14,338
U.S. & Canada	$1,218	$1,054	$4,632	$4,231
EMEA [1]	847	717	3,322	2,755
Asia Pacific	2,051	1,840	8,097	6,838
Latin America	155	139	602	514
Total	$4,271	$3,750	$16,653	$14,338

Net Sales Variance by Segment and Geographic Region	Three Months Ended December 31, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	9%	9%	—%	10%	19%
Water & Protection	5	12	17	(1)	—	16
Mobility & Materials	16	(3)	13	(1)	—	12
Corporate	4	9	13	1	(36)	(22)
Total	7%	6%	13%	(1)%	2%	14%
U.S. & Canada	7%	7%	14%	—%	2%	16%
EMEA [1]	8	9	17	(2)	3	18
Asia Pacific	5	5	10	(1)	2	11
Latin America	6	4	10	—	2	12
Total	7%	6%	13%	(1)%	2%	14%

Net Sales Variance by Segment and Geographic Region	Twelve Months Ended December 31, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	12%	12%	1%	6%	19%
Water & Protection	2	8	10	1	—	11
Mobility & Materials	12	12	24	2	—	26
Corporate	3	4	7	1	(33)	(25)
Total	4%	10%	14%	2%	—%	16%
U.S. & Canada	4%	7%	11%	—%	(2)%	9%
EMEA [1]	3	13	16	4	1	21
Asia Pacific	5	11	16	1	1	18
Latin America	4	13	17	(1)	1	17
Total	4%	10%	14%	2%	—%	16%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Electronics & Industrial	$423	$384	$1,758	$1,468
Water & Protection	325	303	1,385	1,313
Mobility & Materials	230	236	1,082	588
Corporate [1]	(5)	8	(55)	70
Total	$973	$931	$4,170	$3,439
1. Corporate includes $(37) million and $(19) million of general corporate expenses for the three months ended December 31, 2021 and 2020, respectively and $(134) million and $(113) million of general corporate expenses for the twelve months ended December 31, 2021 and 2020, respectively.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Electronics & Industrial	$9	$7	$41	$34
Water & Protection	9	7	36	26
Mobility & Materials	(2)	6	9	19
Corporate [1]	2	(3)	8	108
Total equity earnings included in operating EBITDA (GAAP)	$18	$17	$94	$187
1. Corporate activity in 2020 reflects equity earnings associated with the Hemlock Semiconductor joint venture divested in the third quarter of 2020.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Income (loss) from continuing operations, net of tax (GAAP)	$266	$447	$1,804	$(2,406)
+ Provision for income taxes on continuing operations	84	(64)	392	160
Income (loss) from continuing operations before income taxes	$350	$383	$2,196	$(2,246)
+ Depreciation and amortization	364	334	1,395	1,373
- Interest income [1]	—	4	4	12
+ Interest expense	113	155	503	672
- Non-operating pension/OPEB benefit [1]	13	7	52	30
- Foreign exchange losses, net [1]	(17)	(12)	(53)	(39)
- Significant items	(142)	(58)	(79)	(3,643)
Operating EBITDA (non-GAAP)	$973	$931	$4,170	$3,439
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Cash provided by operating activities (GAAP) [1]	$621	$1,301	$2,281	$4,095
Capital expenditures	(184)	(272)	(891)	(1,194)
Free cash flow (non-GAAP)	$437	$1,029	$1,390	$2,901
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the twelve month periods noted. In addition, includes cash activity related to N&B prior to the N&B Transaction.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended December 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$350	$244	$0.47
Less: Significant items
Acquisition, integration and separation costs [4]	(75)	(57)	(0.11)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(42)	(32)	(0.06)	Restructuring and asset related charges - net
Loss on divestitures [6]	(3)	(40)	(0.08)	Sundry income (expense) - net
Rogers acquisition financing fees [7]	(22)	(16)	(0.03)	Interest expense
Income tax related item [8]	—	(26)	(0.05)	Provision for income taxes on continuing operations
Total significant items	$(142)	$(171)	$(0.33)
Less: Amortization of intangibles	(195)	(152)	(0.30)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	13	10	0.02	Sundry income (expense) - net
Adjusted results (non-GAAP)	$674	$557	$1.08

Significant Items Impacting Results for the Three Months Ended December 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$383	$439	$0.60
Less: Significant items
Acquisition, integration and separation costs [9]	(16)	(25)	(0.03)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(45)	(35)	(0.05)	Restructuring and asset related charges - net
Gain on divestitures	3	4	0.01	Sundry income (expense) - net
Income tax related item [10]	—	107	0.14	Provision for income taxes on continuing operations
Total significant items	$(58)	$51	$0.07
Less: Amortization of intangibles	(169)	(132)	(0.18)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	7	7	0.01	Sundry income (expense) - net
Adjusted results (non-GAAP)	$603	$513	$0.70

1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the planned divestiture of the In-Scope M&M Businesses and the Intended Rogers Acquisition.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects the loss related to the sale of the Clean Technologies business reflected within Corporate.
7.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Intended Rogers Acquisition.
8.Reflects the tax impacts of internal restructurings executed in anticipation of the divestiture of the In-Scope M&M Businesses.
9.Acquisition, integration and separation costs strategic initiatives including the divestiture of the held for sale businesses.
10.Includes an $107 million tax benefit primarily related to capital loss triggered as part of tax planning.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended December 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$2,196	$1,756	$3.23
Less: Significant items
Acquisition, integration and separation costs [4]	(133)	(111)	(0.20)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(55)	(42)	(0.08)	Restructuring and asset related charges - net
Gain on divestitures [6]	143	71	0.13	Sundry income (expense) - net
Inventory step-up amortization [7]	(12)	(10)	(0.02)	Cost of sales
Rogers acquisition financing fees [8]	(22)	(16)	(0.03)	Interest expense
Income tax related item [9]	—	48	0.09	Provision for income taxes on continuing operations
Total significant items	$(79)	$(60)	$(0.11)
Less: Amortization of intangibles	(725)	(564)	(1.03)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	52	39	0.07	Sundry income (expense) - net
Adjusted results (non-GAAP)	$2,948	$2,341	$4.30

Significant Items Impacting Results for the Twelve Months Ended December 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(2,246)	$(2,434)	$(3.31)
Less: Significant items
Acquisition, integration and separation costs [10]	(177)	(150)	(0.20)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(184)	(143)	(0.20)	Restructuring and asset related charges - net
Goodwill impairment charges [11]	(3,214)	(3,214)	(4.37)	Goodwill impairment charges
Asset impairment charges [12]	(661)	(503)	(0.68)	Restructuring and asset related charges - net
Gain on divestitures [13]	593	338	0.46	Sundry income (expense) - net
Income tax related item [14]	—	128	0.17	Provision for income taxes on continuing operations
Total significant items	$(3,643)	$(3,544)	$(4.82)
Less: Amortization of intangibles	(696)	(540)	(0.73)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	30	24	0.03	Sundry income (expense) - net
Adjusted results (non-GAAP)	$2,063	$1,626	$2.21
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the acquisition of Laird PM, the planned divestiture of the In-Scope M&M Businesses, the Intended Rogers Acquisition, and the completed and planned divestitures of the held for sale businesses included within Corporate.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects the gain from the sale of the Solamet® business, the loss from the sale of the Clean Technologies business within Corporate and post closing adjustments related to previously divested businesses.
7.Reflects the amortization of the inventory step-up related to the Laird PM Acquisition.
8.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Intended Rogers Acquisition.
9.Reflects a net $48 million tax benefit primarily related to a $59 million tax benefit resulting from the impact of tax reform in Switzerland offset by $26 million of tax impacts related to the internal restructurings executed in anticipation of the divestiture of the In-Scope M&M Businesses.
10.Acquisition, integration and separation costs related to strategic initiatives including the divestiture of the held for sale businesses and post-DWDP Merger integration.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures
11.Reflects non-cash goodwill impairment charges recorded as follows: a $533 million charge recorded in the first quarter 2020 related to a former non-core business now within Corporate; a $2,498 million charge recorded in the second quarter 2020 related to the Mobility & Materials and Electronics & Industrial segments; and $183 million of charges recorded in the third quarter 2020 related to former non-core businesses now within Corporate.
12.Reflects a $270 million pre-tax impairment charge recorded in the first quarter 2020 related to a long-lived asset group of a former non-core business which is now within Corporate, a $21 million pre-tax impairment charge recorded in the second quarter 2020 related to other intangible assets within the Mobility & Materials segment, a $318 million pre-tax impairment charge recorded in third quarter 2020 related to long-lived asset groups within the Mobility & Materials segment and a $52 million pre-tax impairment charge related to other intangible assets within Corporate.
13.Reflects a gain on the first quarter 2020 sale of the Company's Compound Semiconductor Solutions business within the Electronics & Industrial segment and the net benefit related to the sale of the trichlorosilane business ("TCS") and equity stake in Hemlock Semiconductor JV (collectively, "TCS/Hemlock"), which includes a settlement of a supply agreement dispute, during the third quarter 2020 within Corporate.
14.Includes an $107 million tax benefit primarily related to capital loss triggered as part of tax planning.